Exhibit 4.7

“2015 - Year of the Bicentennial of the Congress of Free People”

NOTICE

BUENOS AIRES, November 20, 2015

To

AEROPUERTOS ARGENTINA 2000 S A

Rafael BIELSA

The purpose of this notice is to inform you about the issuance of Resolution Nº 167, dated on November 20, 2015, by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), which provides as follows in Article 1: “To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE) of the Concession ─ attached herewith as Annex I ─ corresponding to the periods as of December 31, 2013 and December 31, 2014 , pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree No. 1799/07. The variables of the Projection shall be rebalanced by applying the corresponding rate variation.” Article 2 of said Resolution provides as follows: “To support the decision issued through ORSNA Resolution No. 10/09 as to the convenience and pertinence of making discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement approved by Decree 1799/07. Such discount shall be applied to those airlines that are up to date with their payments.” Article 3 of said Resolution provides as follows: “To maintain until the next review the level of the rebalancing of the International and Regional Airport Terminal Usage Fees, which amount to USD4.57 and USD2.05, respectively.” Article 4 of said Resolution provides as follows: “To establish that the aforementioned discount shall not be applied to airport charges.”

It is expressly stated on the record that a duly certified copy of ORSNA Resolution No. 167/2015 is attached herewith, which has FOURTEEN (14) sheets of paper with writing on both sides of the page.

You are hereby duly notified.

[Illegible signature]

ANTONIO MANCUSO
General Secretary
General Secretariat Unit
O.R.S.N.A.

Av. Corrientes 441 * C1043AAE * Buenos Aires * Argentina * Ph: 4327-3328 / 4327-1046 * Fax: 4327-1340

“2015 - Year of the Bicentennial of the Congress of Free People”

[Each page of this document is duly initialized at the bottom, on the left.]

BUENOS AIRES, NOVEMBER 20, 2015

Having reviewed File N° 470/15 and File No. 314/14 recorded in separate proceedings, both of the Registry of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA); Decree No. 375, dated on April 24, 1997, ratified by Decree of Necessity and Urgency No. 842, dated on August 27, 1997; Decree No. 163, dated on February 11, 1998; Decree No. 1799, dated on December 4, 2007; ORSNA Resolutions No. 53, dated on May 27, 1998; No. 111, dated on December 30, 2008; No. 9, dated January 28, 2009; No. 10, dated January 30, 2009; No. 48, dated on September 10, 2010; No. 60, dated on October 14, 2010, No. 125, dated on December 21, 2011; No. 115, dated on November 5, 2012; No. 117, dated on November 7, 2012; No. 44 and 45, dated on March 31, 2014; and

WHEREAS:

The abovementioned Files deal with the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the CONCESSION (FPIE), corresponding to the years 2013 and 2014.

Paragraph 24.1 of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree Nº 1799/07 dated on December 4, 2007, establishes the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE) for the Concession for the 2006-2028 period.

Said projection is shown in Annex 5 of the Memorandum of Agreement and consists of a breakdown of revenues and expenditures related to the rendering of the services subject to the concession, including the investment obligation and the balance of the mutual claims between the NATIONAL STATE and the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA.

“2015 - Year of the Bicentennial of the Congress of Free People”

The Memorandum of Agreement states that ordinary and extraordinary reviews of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE) shall be carried out, when circumstances request so.

Paragraphs 29.1 and 29.2 of the Memorandum of Agreement provide for an Annual Ordinary Review Mechanism of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE), with the purpose of verifying and keeping the balance between the variables of the aforementioned projection.

Said mechanism submitted for the review of the SECRETARIAT OF TRANSPORTATION through ORSNA Resolution Nº 111, dated on December 30, 2008 establishes the necessary methodology to provide for the rebalancing of the FINANCIAL PROJECTION OF INCOME AND EXPENSES for the concession (FPIE).

The purpose of the review is to preserve the balance between the variables that are part of the Projection, in the understanding that the Concession shall be in a situation of balance if revenues from airport charges for rendered services permit to recover, within the stipulated term, and in the committed efficiency conditions, all costs associated to the rendering of such services, as well as to obtain a given remuneration for the invested capital cost.

The last review was approved by ORSNA Resolution No. 44, dated on March 31, 2014, which included the 2011-2012 period.

Resolution No. 45 was issued on March 31, 2014 approving the Rate Schedule that is currently in effect and formalizing the opening of the following account: TRUST ACCOUNT OF THE NATIONAL AIRPORT SYSTEM IMPROVEMENT TRUST CALLED “ADDITIONAL FUND FOR SUBSTANTIAL INVESTMENTS FOR GROUP A”.

For the purposes of the review for year 2013, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) submitted to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA the Bases for the review of the FINANCIAL PROJECTION OF INCOME AND EXPENSESs of the Concession (FPIE) for the year 2014.

“2015 - Year of the Bicentennial of the Congress of Free People”

As both reviews are ongoing, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) decided to unify the analysis of the documentation and perform a comprehensive review including both periods.

In order to carry out the present Review, the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) analyzed the revenues of the Concessionaire (both aeronautical and non-aeronautical revenues), the revenues from Cargo Terminal, Investments, Operating Expenses, as well as all matters related to revenue allocation.

For the purposes of this review, the Regulating Body controlled operating expenses and updated the data corresponding to concession costs for the ongoing period, identifying each GL account and its corresponding sub-account, based on the information arising from regulatory accounting.

Based on the data arising from Regulatory Accounting of the Concession, the actual annual revenues for each of the corresponding categories were added to the Projections, taking into account the effective rates for regulated services.

The Regulating Body applied to such revenues the usual controls to assess their reasonability, using different control techniques based on the nature thereof.

Clause 5 of the Memorandum of Agreement for Concession Contract Adjustments, ratified by Decree No. 1799/07, provides as follows: The Concessionaire shall allocate FIFTEEN PERCENT (15%) of the total revenues of the Concession on a monthly basis.

After receiving the necessary information, the Regulating Body made the corresponding reconciliation.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has also validated the information arising from the balance circularization of service providers of AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, whose statements have been subject to control.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) can resort to the SYSTEM OF PENALTIES FOR BREACH OF AIRPORT-RELATED STATUTES OR REGULATIONS, issued pursuant to ORSNA Resolution No. 80/13, whenever service providers do not submit the required information through Balance Circularization.

“2015 - Year of the Bicentennial of the Congress of Free People”

This resolution is part of the set of provisions that have been issued in the present year, with the purpose of enhancing control of non-aeronautical revenues and providing for preventive and corrective actions in case of irregularities. Such is the case of ORSNA Resolution No. 39/13 – Creation of the AIRPORT COORDINATION UNIT (Unidad de Coordinación Aeroportuaria, UCA, as per the acronym in Spanish) which enables the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) to have physical presence in the main airports on a permanent basis.

In addition, the Regulating Body carried out inspections at the airports that are part of Group A of the NATIONAL AIRPORT SYSTEM (NAS) to verify the performance of commercial, industrial and/or service-related activities of the providers under analysis, and no undeclared activities by the concessionaire were observed.

Based on the aforementioned, the Regulating Body has concluded that there are no significant differences between the revenues reported by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA and the performed consistency tests.

The business unit TERMINAL DE CARGAS ARGENTINA (TCA) was also subject to appropriate controls so as to clearly assess the efficiency and performance of such unit.

Although these activities are considered a non-aeronautical service the applicable price system requires the express approval of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA).

In terms of investment, the technical area has taken into account the regulated costs of projects and made sure that the undertaken commitments were not altered and that any possible changes in the five-year plans met the provisions of Clause 6.11 of the Memorandum of Agreement.

The Regulating Body has not considered in the analysis other investments arising from agreements between private parties and/or airport service providers, as they are not contractual obligations by virtue of the Concession Contract and/or the Memorandum of Agreement.

“2015 - Year of the Bicentennial of the Congress of Free People”

All applicable physical and accounting controls have been performed, incorporating to the economic-financial model the data arising from the Record of Investments for the 2006-2012 period, whereas temporary data arising from work documents of the infrastructure and regulatory accounting areas have been used for the years 2013 and 2014.

The result of said controls arises from the following ORSNA Resolutions, among others: No. 001/09, No. 010/10; No. 042/10, No.004/11, No. 28/12, No. 55/15 and No. 131/15.

For the special case of data corresponding to years 2013 and 2014, which are in a preparation stage, if there are any variations as regards the final data, the corresponding adjustments shall be incorporated to the following applicable annual review process.

Based on the criteria used in previous reviews, the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) includes the implications related to the Trust Fund for Works of Group A of Airports, the 2012 Project Bank and the Additional Fund for Substantial Investments, as well as Work Capital Variation, pursuant to the Memorandum of Agreement for Contract Renegotiation, applicable resolutions and the Minutes of the Meeting held on October 23, 2015.

This way, the deposits that are part of the TRUST FUND FOR WORKS OF THE GROUP “A” OF AIRPORTS, which account for TWO POINT FIVE PERCENT (2.5%) of the revenues of the Concession, are included in the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) as an expense, together with the rest of the funds, which account for FIFTEEN PERCENT (15%) of revenues, whereas such funds are netted off in the investment row so as to avoid double-entry accounting, following the pace of disbursements.

The Projection for subsequent years is performed based on forecasted disbursements of those funds.

“2015 - Year of the Bicentennial of the Congress of Free People”

Pursuant to ORSNA Resolution No. 118/12, a new trust fund is created with the updated rate schedule increase approved by ORSNA Resolution No. 117/2012. The purpose of this trust fund is the execution of airport infrastructure works included in the 2012 Project Bank, approved by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA). As these revenues will be used to finance works that are part of the contractual commitment, the model considers these works as part of the recorded investment.

ORSNA Resolution No. 45/14, in turn, operates in a similar manner and sets up a new specific trust fund called Additional Fund for Substantial Investments, in addition to those committed direct investments by the Concessionaire. Such funds shall be paid in with part of the rate increase stipulated in the same Resolution.

The Concessionaire undertook the commitment to make sure that trust funds are paid in until the end of the Concession period, as stated in the Minutes of the Meeting held on October 23, 2015.

This way, the amounts paid into the Additional Fund for Substantial Investments will be shown in the FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) as a higher investment when the expenditures corresponding to the works financed with these funds are made, and the projection thereof shall be made based on the calculation of the amounts to be paid into such trust fund.

Given that one of the Concessionaire’s obligations is to render services in the stipulated quality conditions, we should not lose sight of the need to prevent airport management operations from undermining service quality. For this reason, the appropriate technical areas of the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) assessed the current service quality levels in Group A of Airports, as anticipated in the Review Mechanisms (Chapter 4.1 ─ Regulatory Principle) and item 8 of the bases for the review.

For this reason, the Service Quality Factor Measurement Program for the years 2013 and 2014 has been taken into account, and the Concessionaire shall look into and repair any issues included in that report for the completion of the following review.

Notwithstanding the aforementioned, deficiency levels are considered relatively low and the competent area has reported satisfactory service quality levels for the analyzed period.

“2015 - Year of the Bicentennial of the Congress of Free People”

The FINANCIAL PROJECTION OF INCOME AND EXPENSES OF THE CONCESSION (FPIE) is expressed in constant pesos. Thus, the current values of subsequent years shall be adjusted to express them in uniform currency.

The discount system to airlines has been applied since the date of effect of Resolution No. 9/09, of this Regulating Body, when ─ in line with the provisions of paragraph 29.4 of the Memorandum of Agreement added at the initiative of the National Congress ─ a discount system on airport charges paid by airlines was established.

The aforementioned was agreed upon and included in the agreement executed on September 19, 2008 between the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA), AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA and airline representatives through the INTERNATIONAL AVIATION TRANSPORT ASSOCIATION (IATA), which provided for a THIRTY PERCENT (30%) discount on the charges in effect at the time of execution of such agreement.

As a result, given the existing balance between the different variables of the Concession, a compensation for such rate reduction became necessary and rebalancing charges for USD2.05 and UDS4.57 were applied to the Regional Airport Terminal Usage Fee and to the International Airport Terminal Usage Fee, respectively.

We should highlight the relevance of the measure issued by the ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) to enhance the opportunities for the development of airlines, and thus, of air-commercial transportation and the airport system, so that the whole effect of the agreed incentive largely exceeds the resulting direct impact and also triggers indirect, induced and catalytic effects.

That part of ORSNA’s policy is to keep the discounts on airport charges for airlines, and delay for the next ordinary review the modification of the agreed scope and application of this discount system.

The study included comparisons of the charges paid by passengers in a sample of selected countries of the region, which showed that applied charges in Argentina are in the same range or below the average charges paid in other airports.

“2015 - Year of the Bicentennial of the Congress of Free People”

As the Financial Economic Model uses real Aeronautical and Non-Aeronautical Revenue data, no comparison is required with past growth rates.

Nonetheless, traffic forecasts to be used as of the year 2015 are relevant, which are consistent with the ones considered by the UNIT FOR THE RENEGOTIATION AND ANALYSIS OF PUBLIC SERVICE CONTRACTS (UNIREN), which were duly sent by this Regulating Body to the Concessionaire.

In this regard, before the beginning of each review process, the Concessionaire may send new traffic forecasts, if deemed necessary, provided that they are performed with renowned consulting firms or companies in this field and that they meet the appropriate ICAO recommendations.

The Annual Review method implies a significantly reduced risk of making an incorrect passenger and aircraft flow forecast ─ as opposed to what happened before the Contract Renegotiation ─ as adjustments are made each year based on the actual recorded information.

The LEGAL DEPARTMENT has acted in exercise of its incumbent authority.

The ORGANISMO REGULADOR DEL SISTEMA NACIONAL DE AEROPUERTOS (ORSNA) has the corresponding authority to issue the present measure, pursuant to the provisions of Section 3 of the National Law of Administrative Procedures No. 19 549, Decree No. 375 of April 24, 1997 and other aforementioned regulations.

The matter was discussed at a Meeting of the Board of Directors held on November 20, 2015 and the undersigned was authorized to issue the present decision.

“2015 - Year of the Bicentennial of the Congress of Free People”

Therefore,

THE BOARD OF DIRECTORS OF THE ORGANISMO REGULADOR

DEL SISTEMA NACIONAL DE AEROPUERTOS

RESOLVES:

ARTICLE 1º.- To approve the Review of the FINANCIAL PROJECTION OF INCOME AND EXPENSES (FPIE) of the Concession ─ attached herewith as Annex I ─ corresponding to the periods as of December 31, 2013 and December 31, 2014 , pursuant to the provisions of Paragraph 29 of Part Four of the MEMORANDUM OF AGREEMENT FOR CONCESSION CONTRACT ADJUSTMENT, ratified by Decree 1799/07. The variables of the Projection shall be rebalanced by applying the corresponding rate variation.

ARTICLE 2º.- To support the decision issued through ORSNA Resolution No. 10/09 as to the convenience and pertinence of making discounts to international aeronautical charges so that the resulting charge is equal to the charge that would be obtained by applying a THIRTY PERCENT discount (30%) over the fixed values in Annex II of the Memorandum of Agreement approved by Decree 1799/97. Such discount shall be applied to those airlines that are up to date with their payments.

ARTICLE 3º.- To maintain until the next review the level of the rebalancing of the International and Regional Airport Terminal Usage Fees, which amount to USD4.57 and USD2.05, respectively.

ARTICLE 4º.- To establish that the aforementioned discount shall not be applied to airport charges.

ARTICLE 5º.- Let these presents be filed and notified to the Concessionaire AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA, the SECRETARIAT OF TRANSPOR of the MINISTRY OF THE INTERIOR AND TRANSPORTATION, enforced and filed.

ORSNA RESOLUTION Nº 167

[Illegible signature]

GUSTAVO LIPOVICH

PRESIDENT

Organismo Regulador Del

Sistema Nacional De Aeropuertos

ORSNA

Annex 1

In thousands of AR$ as of 2014	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
Aeronautical Revenues	2,189,323	2,603,085	2,777,835	2,734,681	2,827,660	2,922,387	3,018,826	3,116,937	3,216,679	3,318,005	3,420,863	3,525,199	3,630,955	3,739,884	3,852,080	478,291
Local parking fee	4,417	3,729	3,860	3,992	4,128	4,266	4,407	4,550	4,696	4,844	4,994	5,146	5,301	5,460	5,624	698
International parking fee	92,996	115,528	119,583	123,673	127,878	132,162	136,523	140,960	145,471	150,053	154,705	159,423	164,206	169,132	174,206	21,630
Local landing fee	11,564	11,369	11,768	12,171	12,585	13,006	13,436	13,872	14,316	14,767	15,225	15,689	16,160	16,645	17,144	2,129
International landing fee	252,257	285,283	295,296	305,395	315,779	326,357	337,127	348,084	359,222	370,538	382,024	393,676	405,487	417,651	430,181	53,413
Domestic airport terminal usage fee	196,303	184,773	205,484	194,890	201,516	208,267	215,140	222,132	229,240	236,461	243,791	251,227	258,764	266,527	274,522	34,086
Regional airport terminal usage fee	43,715	49,147	54,656	31,688	32,766	33,863	34,981	36,118	37,273	38,448	39,639	40,848	42,074	43,336	44,636	5,542
International airport terminal usage fee	1,587,488	1,953,255	2,087,187	2,062,871	2,133,009	2,204,465	2,277,212	2,351,221	2,426,461	2,502,894	2,580,484	2,659,189	2,738,964	2,821,133	2,905,767	360,793
Telescopic jet way usage fee	584	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0

Non-aeronautical Revenues	2,028,816	2,438,237	2,693,537	3,171,238	3,280,696	3,389,402	3,500,815	3,634,371	3,739,260	3,865,423	3,972,199	4,086,437	4,225,993	4,348,379	4,472,444	554,217
Ground handling service	56,399	63,907	65,701	67,499	69,335	71,193	73,072	74,972	76,892	78,829	80,784	82,755	84,742	86,775	88,858	10,969
Fuel	47,804	50,601	52,377	71,881	74,325	76,815	79,350	81,929	84,551	87,214	89,918	92,660	95,440	98,303	101,252	12,572
Duty Tax-free shop	318,141	366,091	378,941	391,900	405,225	418,800	432,620	469,015	484,023	499,270	514,747	530,447	573,678	590,889	608,615	75,568
Fiscal warehouses (variable license fee : EDCADASSA)	849,559	1,130,829	1,346,099	1,587,035	1,640,994	1,695,968	1,751,934	1,808,872	1,866,756	1,925,559	1,985,251	2,045,802	2,107,176	2,170,391	2,235,503	277,570
Advertising	48,790	56,048	57,579	79,555	80,501	81,724	83,019	84,089	84,807	85,504	86,200	86,911	87,671	88,361	89,047	10,742
Parking	195,265	187,562	194,146	341,335	352,941	364,764	376,802	389,048	401,497	414,144	426,983	440,006	453,206	466,802	480,806	59,699
Catering	82,349	93,416	96,695	100,002	103,402	106,866	110,393	113,980	117,628	121,333	125,094	128,910	132,777	136,760	140,863	17,490
Rent	68,326	79,035	81,194	82,488	83,468	84,737	86,080	87,189	87,933	88,656	89,378	90,115	90,903	91,618	92,329	11,138
Counters & cute	25,224	32,286	33,419	34,562	35,737	36,934	38,153	39,393	40,653	41,934	43,234	44,552	45,889	47,266	48,684	6,045
Coffee shops	61,881	69,407	69,095	71,458	83,647	76,362	78,882	81,446	84,052	100,484	89,388	92,114	94,877	97,724	100,655	12,498
Services and stores	216,570	278,746	287,377	312,245	319,571	343,337	358,238	371,862	377,688	389,515	408,046	418,790	426,044	439,706	451,855	55,828
Expense reimbursement	58,508	30,309	30,916	31,278	31,550	31,902	32,272	32,577	32,781	32,979	33,176	33,376	33,591	33,784	33,977	4,098

Total Revenues	4,218,140	5,118,958	5,471,372	5,905,919	6,108,356	6,311,789	6,519,641	6,751,309	6,955,940	7,183,427	7,393,062	7,611,637	7,856,948	8,088,263	8,324,524	1,032,509
TCA Expenses	-412,822	-472,841	-496,483	-521,307	-547,373	-574,741	-603,478	-633,652	-665,335	-698,602	-733,532	-770,208	-808,719	-849,155	-891,612	-110,706
Personnel	-584,458	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-533,613	-64,326
Public services	-108,906	-97,879	-99,839	-101,006	-101,887	-103,022	-104,219	-105,204	-105,863	-106,501	-107,137	-107,784	-108,476	-109,102	-109,723	-13,234
Maintenance	-427,307	-453,032	-463,637	-471,879	-479,336	-487,588	-496,050	-503,903	-510,768	-517,574	-524,372	-531,205	-538,173	-545,012	-551,909	-67,153
Insurance	-11,368	-11,737	-12,165	-12,423	-12,620	-12,876	-13,148	-13,374	-13,526	-13,674	-13,823	-13,974	-14,137	-14,286	-14,434	-1,742
Hired services	-57,411	-44,105	-44,569	-45,026	-45,486	-45,943	-46,398	-46,850	-47,300	-47,747	-48,191	-48,632	-49,069	-49,511	-49,957	-6,076
FIRE-fighting and medical services	-184,284	-163,909	-165,060	-166,189	-167,319	-168,440	-169,552	-170,654	-171,746	-172,828	-173,899	-174,960	-176,010	-177,066	-178,128	-21,602
Matrix	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
GATO	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Other operating expenses	-751,520	-757,525	-84,525	-85,154	-85,626	-86,233	-86,871	-87,393	-87,741	-88,078	-88,413	-88,753	-89,115	-89,443	-89,766	-10,825
AEI (15% over total income}	-623,163	-748,368	-799,889	-863,418	-893,014	-922,755	-953,142	-987,010	-1,016,926	-1,050,184	-1,080,832	-1,112,786	-1,148,650	-1,182,467	-1,217,007	-150,948
2012 Project Bank	0	0	0	0	0
Additional WORKS	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Mutual claim interests	-509	0	0	0	0	0	0	-12,585	-11,012	-9,439	-7,865	-6,293	-4,719	-3,146	-1,573	0
Gross income	-212,800	-259,692	-218,855	-236,237	-244,334	-252,472	-260,786	-270,052	-278,238	-287,337	-295,722	-304,465	-314,278	-323,531	-332,981	-41,300
Financial transfer tax	-49,089	-53,850	-55,714	-57,071	-57,305	-58,596	-60,495	-62,011	-62,926	-64,742	-66,650	-68,471	-70,584	-72,320	-74,241	-9,174
(Tax) Amortizations	-234,039	-211,995	-542,447	-557,578	-558,530	-561,418	-568,612	-560,296	-540,891	-527,295	-524,263	-522,966	-529,162	-535,768	-550,180	0
Total expenditures	-3,657,677	-3,808,545	-3,516,796	-3,650,901	-3,726,442	-3,807,696	-3,896,368	-3,986,597	-4,045,883	-4,117,614	-4,198,312	-4,284,111	-4,384,705	-4,484,419	-4,595,123	-497,087

Earnings before tax	560,462	1,310,414	1,954,576	2,255,018	2,381,914	2,504,093	2,623,273	2,764,711	2,910,057	3,065,813	3,194,750	3,327,525	3,472,242	3,603,844	3,729,401	535,422
Income tax	-114,087	-323,743	-684,102	-789,256	-833,670	-876,433	-918,145	-967,649	-1,018,520	-1,073,035	-1,118,162	-1,164,634	-1,215,285	-1,261,346	-1,305,290	-187,398
Earnings after tax	446,376	986,671	1,270,474	1,465,762	1,548,244	1,627,661	1,705,127	1,797,062	1,891,537	1,992,778	2,076,587	2,162,892	2,256,958	2,342,499	2,424,111	348,024
Other Companies	-6,811	679
(Tax) amortization adjustments	234,039	211,995	542,447	557,578	558,530	561,418	568,612	560,296	540,891	527,295	524,263	522,966	529,162	535,768	550,180	0
Mutual claim amortization	0	0	0	0	0	0	0	-78,678	-78,679	-78,679	-78,680	-78,680	-78,681	-78,681	-78,682	-26
Work capital variation	282,155	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Direct investment	-718,362	-707,592	-810,597	-482,220	-265,791	-202,007	-221,858	-145,550	-29,010	-17,685	-40,957	-40,865	-51,638	-24,017	-17,423	0
Additional investments				-80,907	-174,660	-194,637	-200,759	-206,988	-213,319	-219,752	-226,282	-232,905	-239,619	-246,534	-253,657	0
AEI allocated to Investments (2,5%)	-48,030	-9,860	-20,733	-118,876	-28,533	-182,172	-187,236	-192,881	-197,867	-203,410	-180,139	-185,464	-191,442	-197,078	-202,835	-25,158
Total Investments	-766,392	-717,452	-831,331	-682,003	-468,983	-578,816	-609,853	-545,419	-440,197	-440,847	-447,377	-459,235	-482,698	-467,630	-473,915	-25,158
Net fund flow	237,397	491,752	1,002,324	1,460,213	1,666,324	1,792,435	1,851,122	1,926,143	2,111,419	2,203,957	2,254,932	2,333,407	2,416,182	2,529,034	2,624,528	347,998